Exhibit 99.1

Today, HF Sinclair Corporation (HF Sinclair) and Holly Energy Partners, L.P. (HEP) announced that we have entered into a definitive merger agreement for HF Sinclair to acquire all outstanding common units of HEP not owned by HF Sinclair or its affiliates. Details of the transaction, which we expect to close in the fourth quarter of 2023, can be found here.

While we don’t expect there to be a significant change for employees, HF Sinclair will be standing up a small integration planning team to look at where our two companies can leverage best practices and work together even more effectively following closing. More to come as we work towards the closing of the transaction. In the meantime, we will continue to conduct business as usual.

I would like to acknowledge all those who contributed to this process and to those who continue to keep our business moving forward, in a safe manner. As Tim recently mentioned, HEP, its employees and its assets are highly strategic to HF Sinclair. We will continue to play a key role in delivering value for the DINO business and transporting essential products to customers and communities.

Thank you for your continued dedication.